Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT Third Quarter Financial Results

St. Paul, Minnesota. (November 5, 2008) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its third quarter ended September 27, 2008.  Net sales for the third quarter of 2008, at $2.3 million, decreased 36% over the third quarter of 2007.  The net loss was $2.2 million or $0.06 per share in the third quarter of 2008, compared to a net loss of $390,000 in the third quarter of 2007.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented, “Our 2008 revenue continued to decline demonstrating the downturn in the global economy.  Our third quarter net loss of $2.2 million was $1.9 million greater than the third quarter of 2007.  It should be noted that approximately $1.7 million of the loss relates to amortization of debt issue costs and discounts recognized on the additional warrants given to our lender.  In addition, operating expenses were down by $171,000 reflecting the cost reduction initiatives implemented earlier this year.” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrak™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.

MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion &  Analysis included in Form 10-K for the year ended December 31, 2007, first quarter ending March 29, 2008 and second quarter June 28, 2008.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	Sep 27,	Sep 29,	Sep 27,	Sep 29,
	2008	2007	2008	2007

Net sales	$2,294	$3,567	$7,455	$10,904
Cost of sales	1,149	1,858	3,813	5,337

Gross profit	1,145	1,709	3,642	5,567
Gross margin	49.9%	47.9%	48.8%	51.0%

Selling, general and administrative	970	1,079	3,186	3,305
Research and development cost	375	437	1,271	1,421
Restructuring charge	—	—	78	137
Total operating expenses	1,345	1,516	4,535	4,863

Operating income (loss)	(200)	193	(893)	704

Interest	(318)	(296)	(838)	(854)
Interest – amortization of warrant discounts and debt issue costs	(1,727)	(306)	(2,290)	(757)
Other income (expense)	5	19	(20)	78

Net income (loss)	$(2,240)	$(390)	$(4,041)	$(829)

Net income (loss) per share:
Basic	$(0.06)	$(0.01)	$(0.11)	$(0.02)
Diluted	$(0.06)	$(0.01)	$(0.11)	$(0.02)

Weighted average shares outstanding:
Basic	37,877	37,290	37,877	36,874
Diluted	37,877	37,290	37,877	36,874

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Sep 27,	Dec. 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$2,590	$373
Accounts receivable, net	2,102	3,044
Inventories, net	1,389	1.671
Other current assets	265	108
Total current assets	6,346	5,196

Property, net	81	114

Debt issue costs and other, net	228	199

Total assets	$6,655	$5,509

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$592	$698
Accrued liabilities	1,012	1,140
Current portion of long-term obligations, net	2,513	—
Total current liabilities	4,117	1,838

Long-term debt, net	9,284	9,320

Total stockholders’ deficit	(6,746)	(5,649)

Total liabilities and stockholders’ deficit	$6,655	$5,509